Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 23-II dated March 26, 2014
Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated March 26, 2014; Rule 433

Structured Investments	$ Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1) due May 7, 2015
General
•
The notes are designed for investors who seek exposure to the J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1), subject to the Deduction Amount.  Investors should be willing to forgo interest payments and, if, between the Pricing Date and the Observation Date, the level of the Index (which reflects the deductions described below) decreases or does not increase sufficiently to offset the Deduction Amount, be willing to lose some or all of their principal.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The Index is subject to a total of three types of fees and deductions:
•	Daily index fee: on each day, the calculation of the Index reflects the deduction of an adjustment factor of 0.75% per annum (the “Daily Index Fee”);
•
Call deduction and put deduction: on a monthly or quarterly basis, as applicable, when the Index’s synthetic short call or long put exposure, as applicable, is rolled into a new option contract on the S&P 500® Index (the “Price Return Equity Index”), a call deduction or put deduction, as applicable, is subtracted in the calculation of the Index.  The call deduction or put deduction is calculated by multiplying (a) the applicable volatility spread (which is between 0.30% and 3.00%) by (b) the vega of the applicable option contract, subject to certain minimum and maximum amounts.  The applicable volatility spread depends on the level of the CBOE Volatility Index (the “Volatility Index”) on the relevant date of determination.  Unlike the Daily Index Fee, the call deduction and the put deduction are not per annum percentage deductions; and

•
Delta deduction: on each day the delta hedge (as described below) is implemented, 0.03% of any increase or decrease in the Index’s exposure to the futures contracts on the Price Return Equity Index is deducted in the calculation of the Index.  Unlike the Daily Index Fee, the delta deduction is not a per annum percentage deduction.

The level of the Index and the value of the notes will be adversely affected, perhaps significantly, if the performance of the  S&P 500® Total Return Index (the “Total Return Equity Index”) and the option contracts and futures contracts on the Price Return Equity Index included in the Index, in aggregate, is not sufficient to offset these fees and deductions.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — You May Receive Less Than Your Principal amount Due to the Fees and Deductions Deducted from the Level of the Index” below.
•
The notes are not suitable for all investors.  The notes should be purchased only by investors who understand that their investment is exposed to the performance of synthetic positions (including synthetic short positions) in option contracts whose value is determined in part based on equity volatility levels and synthetic positions in futures contracts, which can be volatile and move dramatically over short periods of time.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 7, 2015†
•	The notes will be sold in minimum denominations of $1,000 and integral multiples thereof.
Key Terms
Index:
The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1) (Bloomberg ticker symbol “JPUSLEDO”).  For more information about the Index, please see “The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1)” in this term sheet.

Pricing Date:	On or about April 25, 2014
Original Issue Date (Settlement Date):	On or about April 30, 2014
Observation Date†:	May 4, 2015
Maturity Date†:	May 7, 2015
CUSIP:	48127DCV8
Additional Key Terms:	See “Additional Key Terms” on page TS-1 of this term sheet

†
Subject to postponement in the event of certain market disruption events as described under “Supplemental Terms of Notes — Postponement of a Determination Date — Notes Linked Solely to the Index ” in the accompanying underlying supplement no. 23-II and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-7 of the accompanying underlying supplement no. 23-II and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.

(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.

JPMS will also receive the aggregate profits generated from the deduction of the Daily Index Fee of 0.75% per annum from the level of the Index to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes.  See “Selected Purchase Considerations — Return Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1)” in this term sheet and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $995.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $985.50 per $1,000 principal amount note.  JPMS’s estimated value reflects the Daily Index Fee that will accrue on a daily basis over the term of the notes.  The call deduction and put deduction do not impact JPMS’s estimated value.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
March 26, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 23-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and in underlying supplement no. 23-II, dated March 26, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 23-II, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 23-II dated March 26, 2014:
www.sec.gov/Archives/edgar/data/19617/000089109214002360/e58170_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

You may access additional information regarding the J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1) in the Strategy Guide at the following URL:

http://www.sec.gov/Archives/edgar/data/19617/000095010314001651/crt-dp44597_fwp.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment at Maturity:
For each $1,000 principal amount note, you will receive at maturity a cash payment equal to:
$1,000 × (1 + Index Return) – Deduction Amount
If the amount calculated above is less than zero, the payment at maturity will be $0.
The return on your principal amount at maturity will be reduced by the Deduction Amount and will also reflect the deduction of three types of fees and deductions from the level of the Index.  Because the Index closing level reflects these fees and deductions, the level of the Index will decrease if the performance of the Total Return Equity Index and the option contracts and futures contracts on the Price Return Equity Index included in the Index, in aggregate, is not sufficient to offset these fees and deductions.  In addition, you will lose some or all of your principal amount at maturity if between the Pricing Date and the Observation Date, the level of the Index decreases or does not increase sufficiently to offset the Deduction Amount.

Deduction Amount:	$10.00 per $1,000 principal amount note, which is equal to $1,000 × 1%
Index Return:	The Index Return is equal to: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Index closing level on the Pricing Date
Ending Index Level:	The Index closing level on the Observation Date
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of ours
Index Calculation Agent:	J.P. Morgan Securities plc (“JPMS plc”), an affiliate of ours

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-1

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1)

The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1) (the “Index”) was developed and is maintained and calculated by JPMS plc. The closing level of the Index was set at 100 (the “Base Level”) for January 2, 2002 (the “Base Date”) and the Index has been calculated on a “live” basis (i.e., using real-time data) since September 17, 2013 (the “Live Date”).  The Index is published by Bloomberg L.P. under the ticker symbol “JPUSLEDO <Index>.”

The Index is designed to provide a synthetic long position in an underlying equity index, the S&P 500® Index (the S&P 500® Index, irrespective of its version, the “Equity Index”) and limited downside protection against adverse movements of the Equity Index through a synthetic collar strategy as an overlay to the synthetic long position in the Equity Index.

The return of the Index is determined based on (i) the performance of the “total return” version of the Equity Index (the “Total Return Equity Index”), (ii) the return of a synthetic rolling collar strategy applied to the “price return” version of the Equity Index (the “Price Return Equity Index”), consisting of (a) a monthly rolled synthetic short call position of 1-month maturity with target strike prices varying from 103% to 108% of the closing levels of the Price Return Equity Index and (b) quarterly rolled synthetic long put positions of an 11-month maturity with a target strike price of 80% of the closing levels of the Price Return Equity Index, with each synthetic option position referencing European-style option contracts that can only be exercised upon the option contracts’ expiry and (iii) a synthetic delta hedge position with respect to the synthetic short call position consisting of a variable synthetic exposure (i.e., adjusted up or down, as described below) to futures contracts referencing the Price Return Equity Index.  A “price return” version of an equity index is an equity index that measures in aggregate the performance of its component securities by tracking their price movements only.  A “total return” version of an equity index is an equity index that reflects the price return of its component securities with dividends reinvested in the index as a whole.  Although the Index tracks the performance of the total return version of the Equity Index, its synthetic short call and long put positions reference the price return version of the Equity Index because listed option contracts on the Equity Index only exist in the form of contracts referencing the price return version of the Equity Index.  By tracking the total return version of the Equity Index, the Index provides investors with the benefit of the dividend reinvestment available in the total return version of the Equity Index.  The Index’s synthetic short call position of 1-month maturity is much shorter-dated than its synthetic long put position of an 11-month maturity because (i) selling shorter-dated call options is expected to generate more premium than selling longer-dated ones and (ii) except in exceptional circumstances, short-dated call options allow for a better tracking of the Equity Index by resetting more frequently (monthly) the strike price of the Index’s synthetic short call position (which effectively functions as a cap on the Index’s synthetic long position in the total return version of the Equity Index).  Because its synthetic short call position references one call option contract with one month expiry (at the time each applicable call option contract is synthetically purchased), the Index would need to roll its synthetic short call position into new call option contracts on a monthly basis.  On the other hand, because, in order to provide more effective downside protection through diversification, its synthetic long put position references up to three put option contracts (the notional amount of the Index’s synthetic long put position is equal to that of its synthetic short call position, but is split equally among three referenced put option contracts) with eleven month expiry (at the time each applicable put option contract is synthetically purchased), the Index rolls its synthetic long put position on a quarterly basis.

The Index’s synthetic short call position included in the synthetic collar strategy is designed to be delta-hedged so as to mitigate the risk that the Price Return Equity Index may appreciate to levels above the strike price of the call option, but may be unhedged sometimes.  When the underlying asset of a call option appreciates to levels above the strike price of the call option, the buyer of the call option will likely exercise its call option (in the case of an American option, this can happen on each trading day; but in the case of a European option, it can only happen upon the option’s expiry), and, as a result, the seller of the call option will incur losses covering its short call position by paying to the buyer of the call option an amount greater than the call premium the seller had received from the buyer of the call option.  As a result, the seller of a call option is deemed to have a “directional view” on the underlying asset.  However, if an investor combines a short call position with a long position in the underlying asset that is equal to the delta of the applicable call option contract, the long position in the underlying asset will partially offset the losses from the short call position when the underlying asset increases above the strike price of the call option.  An investor can thus mitigate the risk of directional exposure through offsetting positions in the same underlying asset, regardless of whether the level or price of the underlying asset increases above the strike price of the call option.  Combining a short call position in an underlying asset with a long position in the underlying asset that is equal to the delta of the applicable call option contract is generally referred to as delta-hedging the call

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-2

position.  “Delta hedge” is a hedge of a position in a derivative financial instrument through an offsetting position in that derivative instrument’s underlying asset (or vice versa).  In the case of the Index, the Index’s synthetic short call position (the position in the derivative) is hedged through synthetic long positions in futures contracts referencing the Price Return Equity Index (the offsetting position in the underlying asset of the derivative position).

For more information about the Index, please see “The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1)” in the accompanying underlying supplement no. 23-II.

Fees and Deductions

The Index is subject to a total of three types of fees and deductions:

1. Daily index fee (or adjustment factor): on each day, the calculation of the Index reflects the deduction of an adjustment factor of 0.75% per annum (the “Daily Index Fee”);

2. Call deduction and put deduction: on a monthly or quarterly basis, as applicable, when the Index’s synthetic short call or long put exposure, as applicable, is rolled into a new option contract on the Price Return Equity Index, a call deduction or put deduction, as applicable, is subtracted in the calculation of the Index, once with respect to the establishment of a new short call position and twice (once in connection with the synthetic sale of the soon-to-expire put option contract and once in connection with the synthetic purchase of a replacement put option contract) with respect to the establishment of a new long put position.  The call deduction or put deduction is calculated by multiplying (a) the applicable volatility spread (which is between 0.30% and 3.00%) by (b) the vega of the applicable option contract, subject to certain minimum and maximum amounts.  The applicable volatility spread depends on the level of the Volatility Index on the relevant date of determination.  The call deduction or put deduction is designed to approximate the transaction costs of rolling the Index’s synthetic short call or long put positions on the Price Return Equity Index, including bid-ask spreads and slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index’s synthetic short call and long put positions at prices that approximate the official settlement prices (which are not generally tradable) of the relevant option contracts.  The slippage costs that are approximated in the call deduction or put deduction are costs that arise from deviations between the actual official settlement price of an applicable option contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of that option contract.  Unlike the Daily Index Fee, the call deduction and the put deduction are not per annum percentage deductions; and

3. Delta deduction: on each day the delta hedge is implemented, 0.03% of any increase or decrease in the Index’s exposure to the futures contracts on the Price Return Equity Index is deducted in the calculation of the Index.  The delta deduction reflects costs relating to adjustments to the Index’s delta hedge (as described below under “—The Collar Strategy—The Delta Hedge”) of its synthetic short call position.  Unlike the Daily Index Fee, the delta deduction is not a per annum percentage deduction.

Selected Purchase Considerations

•
UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity linked to the Index (which will reflect three types of fees and deductions described under “The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1) — Fees and Deductions” in this term sheet), which will be reduced by the Deduction Amount.  The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index (which will reflect the fees and deductions referred to above) and the Deduction Amount.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE J.P. MORGAN U.S. LONG EQUITY DYNAMIC OVERLAY 80 INDEX (SERIES 1) —The return on the notes is linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1), which is designed to provide a synthetic long position in the Total Return Equity Index, and limited downside protection against adverse movements of the Total Return Equity Index through a synthetic collar strategy as an overlay to the synthetic long position in the Price Return Equity Index.  The Index is subject to a total of three types of fees and deductions.  For additional information, see “The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1)” above and in the accompanying underlying supplement no. 23-II.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-3

Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

Your investment in the notes will involve significant risks.  The notes do not guarantee any return of principal at, or prior to, the Maturity Date.  Investing in the notes is not equivalent to investing directly in the Index or any of its constituents.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 23-II dated March 26, 2014.  You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally
•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The return on your principal amount at maturity will be reduced by the Deduction Amount and will also reflect the deduction of three types of fees and deductions from the level of the Index.  Please see “— You May Receive Less Than Your Principal Amount Due to the Fees and Deductions Deducted from the Level of the Index” below for more information.  You will lose some or all of your principal amount at maturity if, between the Pricing Date and the Observation Date, the level of the Index decreases or does not increase sufficiently to offset the Deduction Amount.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
YOU MAY RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT DUE TO THE FEES AND DEDUCTIONS DEDUCTED FROM THE LEVEL OF THE INDEX — Because the Index closing level will reflect three types of fees and deductions, as described under “The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1) — Fees and Deductions” in this term sheet, the level of the Index will decrease if the performance of the Total Return Equity Index and the option contracts and futures contracts on the Price Return Equity Index included in the Index, in aggregate, is not sufficient to offset these fees and deductions.  In particular, please see “— Risks Relating to the Option Component — The Call Deduction and Put Deduction charged at Each Call Rebalancing or Put Rebalancing Will Have a Substantial Adverse Effect on the Level of the Index Over Time” and “— Risks Relating to the Futures Component — The Delta Deduction is Likely to Have a Substantial Adverse Effect on the Level of the Index over Time.” below for more information.  If the level of the Index decreases (due to these fees and deductions or otherwise) between the Pricing Date and the Observation Date, you will lose some or all of your principal amount at maturity or upon early repurchase.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as the Note Calculation Agent, the Index Calculation Agent and the sponsor of the Index, and as agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the Note Calculation Agent, the Index Calculation Agent, the sponsor of the Index, the agent for the offering of the notes and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  For example, in connection with the maintenance of the Index, JPMS may receive a portion of the aggregate profits, if any, that may be generated from time to time related to some portion of the deduction of the daily rebalancing adjustment amount from the level of the Index.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-4

•
JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on equity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the Daily Index Fee that will accrue on a daily basis over the term of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates, the Daily Index Fee and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed–rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES — We generally expect that the portion of the Daily Index Fee that has not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes.  See “Secondary Market Prices of the Notes” in this term sheet for additional information. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices exclude selling commissions.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, the portion of the Daily Index Fee that has not yet accrued and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index;
•	prevailing market prices, volatility and liquidity of any option or futures contracts relating to the Index and the S&P 500® Index, and the equity securities included in the S&P 500® Index;

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•	the volatility, frequency and magnitude of changes in the levels of the Index and in the prices of the option contracts and futures contracts included in the Index;
•	the liquidity of option contracts and futures contracts included in the Index;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally;
•	supply and demand in the listed and over-the-counter equity derivative markets; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value  set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

Risks Relating to the Index Generally

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OUR AFFILIATE, JPMS PLC, IS THE INDEX CALCULATION AGENT AND THE INDEX SPONSOR AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the Index Sponsor and the Index Calculation Agent and is responsible for calculating and publishing the official closing levels of the Index, maintaining the Index and developing the guidelines and policies governing its composition and calculation.  The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in relation to the Index in specific instances, including but not limited to the selection of a successor or substitute to, or the exclusion of, a constituent of the Index and other adjustments to the Index upon the occurrence of certain extraordinary events and the interpretation of the rules governing the Index.  Unlike other indices, the maintenance of the Index is not governed by an independent committee.  Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

Although JPMS plc will make all determinations and take all action in relation to the Index in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Index closing levels.  JPMS plc is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.  Furthermore, the inclusion of any option contract or futures contract on the Price Return Equity Index in the Index is not an investment recommendation by us or JPMS plc of those option contracts or futures contracts.
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THE REPORTED LEVEL OF THE INDEX WILL BE CALCULATED NET OF FEES AND DEDUCTIONS — One way in which the Index may differ from other indices is that its reported levels include fees and deductions.  As a result of these deductions, the value of the Index will trail the value of a hypothetical identically constituted synthetic portfolio that is not subject to these fees and deductions.  The Index is subject to a total of three types of fees and deductions:

•	Daily index fee: on each day, the calculation of the Index reflects the deduction of an adjustment factor of 0.75% per annum;
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Call deduction and put deduction: on a monthly or quarterly basis, as applicable, when the Index’s synthetic short call or long put exposure, as applicable, is rolled into a new option contract on the Price Return Equity Index, a call deduction or put deduction, as applicable, is subtracted in the calculation of the Index, once with respect to the establishment of a new short call position and twice (once in connection with the synthetic sale of the soon-to-expire put option contract and once in connection with the synthetic purchase of a replacement put option contract) with respect to the establishment of a new long put position.  The call deduction or put deduction is calculated by multiplying (a) the applicable volatility spread (which is between 0.30% and 3.00%) by (b) the vega of the applicable option contract, subject to certain minimum and maximum amounts.  The applicable volatility spread depends on the level of the Volatility Index on the relevant date of determination.  The call deduction or put deduction is designed to approximate the transaction costs of rolling the Index’s synthetic short call or long put positions on the Price Return Equity Index, including bid-ask spreads and slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index’s synthetic short call and long put positions at prices that approximate the official settlement prices (which are not generally tradable) of the relevant option contracts.  The slippage costs that are approximated in the call deduction or put deduction are costs that arise from deviations between the actual official settlement price of an applicable option contract and the prices at which a hypothetical investor would expect to be able to execute trades in the

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-6

market when seeking to match the expected official settlement price of that option contract.  Unlike the Daily Index Fee, the call deduction and the put deduction are not per annum percentage deductions; and
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Delta deduction: on each day the delta hedge is implemented, 0.03% of any increase or decrease in the Index’s exposure to the futures contracts on the Price Return Equity Index is deducted in the calculation of the Index.  The delta deduction reflects costs relating to the Index’s delta hedge (as described below) of its synthetic short call position.  Unlike the Daily Index Fee, the delta deduction is not a per annum percentage deduction.

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THE INDEX MAY NOT BE SUCCESSFUL, AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE EQUITY INDEX AND THE OPTION CONTRACTS AND FUTURES CONTRACTS UNDERLYING THE INDEX — The Index follows a synthetic rules-based proprietary strategy that operates on the basis of pre-determined rules.  No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Equity Index and the option contracts and futures contracts underlying the Index.

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NOTES THAT PROVIDE EXPOSURE TO EQUITY OPTION CONTRACTS, EQUITY FUTURES CONTRACTS AND SHORT EQUITY POSITIONS, WITH EACH REBALANCED BASED ON THE EQUITY VOLATILITY LEVEL, ARE NOT SUITABLE FOR ALL INVESTORS.  YOU SHOULD ACTIVELY MANAGE YOUR INVESTMENT IN THE NOTES — Notes that provide exposure to equity option contracts, equity futures contracts and short equity positions, with each rebalanced based on the equity volatility level, are not suitable for all investors.  The notes reflect the performance of the Index, which employs a synthetic collar strategy through the synthetic sale of call options and synthetic purchase of put options on the Price Return Equity Index.  Furthermore, when the Index maintains a synthetic short call position, it may be delta-hedged through synthetic offsetting long positions in futures contracts on the Price Return Equity Index.  The delta hedge mechanism is activated and deactivated based on the market expectation of the volatility levels of the Price Return Equity Index.  As a consequence, investors in the notes should understand that their investment is exposed to the performance of synthetic positions (including synthetic short positions) in option contracts whose value is determined based on equity volatility levels and synthetic positions in futures contracts, which can be volatile and move dramatically over short periods of time.  Because of the large and sudden value movements associated with option and futures contracts, the notes should be purchased only by sophisticated investors who understand risks associated with investments linked to option contracts, futures contracts, short positions and equity volatility and who intend to monitor and manage their investments actively.  You should consider your investment horizon and objectives, financial resources and risk tolerance, as well as any potential trading costs, when evaluating an investment in the notes.  Investors should regularly monitor their investment in the notes to ensure that it remains consistent with their investment objectives.

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THERE MAY BE SIGNIFICANT FLUCTUATIONS IN THE LEVEL OF THE INDEX, WHICH COULD AFFECT THE VALUE OF THE NOTES — The performance of the Index is dependent on the performance of the S&P 500® Total Return Index (the “Total Return Equity Index”), its synthetic positions in call option contracts and put option contracts on the Price Return Equity Index and its synthetic long position in futures contracts on the Price Return Equity Index, if any.  As a consequence, investors in investment products linked to the Index should understand that their investment is exposed to the performance of synthetic positions (including a synthetic short position) in option contracts and synthetic positions in futures contracts on the Price Return Equity Index.  The values of the synthetic positions in option contracts and futures contracts underlying the Index can be volatile and move dramatically over short periods of time.  There can be no assurance that the relevant synthetic exposures will not result in substantial negative returns.  Positive returns on the Index may therefore be reduced or eliminated entirely due to movements in market parameters.

The hypothetical back-tested performance of the Index has been highly volatile during periods of large movements in the level of the Price Return Equity Index.  Although past performance is not indicative of future performance, it is likely that the Index will continue to be highly volatile during such periods in the future, with the potential for sudden, significant fluctuations in the daily performance of the Index.  Accordingly, the notes are not designed for investors who are unwilling to be exposed to potential significant fluctuations in the level of the Index and, therefore, in the value of the notes.
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THE INDEX COMPRISES SYNTHETIC ASSETS — The exposure to the Total Return Equity Index, and option contracts and futures contracts on the Price Return Equity Index provided by the Index is purely synthetic and will exist solely in the records maintained by or on behalf of the Index Calculation Agent.  There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.  Consequently, you will not have any claim against any of the option contracts or futures contracts that the Index references.

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THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was created on September 17, 2013, and therefore has limited historical performance.  Past performance should not be considered indicative of future performance.

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HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index and has not been verified by an independent third party.  Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet.  In addition, back-tested, hypothetical historical results have inherent limitations.  These back-tested results are achieved by means of a

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retroactive application of a back-tested model designed with the benefit of hindsight.  As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.
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THE CONSTITUENTS OF THE INDEX MAY BE REMOVED OR REPLACED IN CERTAIN EXTRAORDINARY EVENTS — Following the occurrence of certain extraordinary events with respect to any constituent of the Index, the affected constituent may be removed or replaced by a successor or substitute constituent.  You should realize that the removal, replacement or substitution of a constituent of the Index may affect the performance of the Index, and therefore, the return on the notes, as the applicable successor constituent may perform significantly better or worse than the affected constituent.

Risks Relating to the Collar Overlay Strategy and the Option Contracts Referenced by the Index

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THE SYNTHETIC COLLAR STRATEGY EMPLOYED BY THE INDEX MAY NOT PROTECT INVESTORS FROM ALL LOSSES — The Index employs a synthetic collar strategy as an overlay to its synthetic long position in the Total Return Equity Index that is designed to provide limited downside protection against adverse movements of the Total Return Equity Index.  The synthetic collar strategy is implemented through the combination of the synthetic quarterly purchase of a put option on the Price Return Equity Index that is designed to be funded partially or fully, as the case may be, by the synthetic monthly sale of a call option on the Price Return Equity Index, although there may be circumstances where no put option will be purchased or where no call option will be sold on the relevant rebalancing day.

With the overlay of the synthetic collar strategy, the Index effectively gives up exposure to any upside appreciation of the Price Return Equity Index above the strike price of the applicable call option in return for downside protection against a decrease of the Total Return Equity Index to below a level corresponding to the strike price of the applicable put options.  The Index’s synthetic short call position in the Price Return Equity Index, unless not activated under certain circumstances, is potentially hedged through an offsetting synthetic long investment in futures contracts on the Price Return Equity Index, which is referred to as the “delta hedge” of the synthetic short call position.  The delta hedge is implemented gradually based on the applicable level of the Volatility Index compared with its 5-year or 6-month moving averages.  The delta hedge will be switched on when the applicable level of the Volatility Index is less than 100% of its historical moving averages, and will be fully implemented when the applicable level of the Volatility Index is less than 80% of its historical moving averages.  Therefore, there will be periods of time when the delta hedge is not implemented or fully implemented, and as a result, investors in notes linked to the Index will be deprived of potential gains, because, when the delta hedge is not implemented at all, the Index’s upside exposure to the Total Return Equity Index is effectively capped at a level corresponding to the strike price of the applicable call option, and when the delta hedge is only partially implemented, the Index’s upside exposure to the Total Return Equity Index is partially offset by the strike price of the applicable call option.  Furthermore, the Index’s synthetic long put position, which is intended as a hedge for the Index’s long position in the Total Return Equity Index, is itself not hedged.  If the level of the Price Return Equity Index decreases, but not below a level corresponding to the strike price of the applicable put option, the Index will not be protected from the resulting losses.
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SUDDEN MARKET MOVEMENTS MAY LEAVE THE INDEX WITH THE WRONG COMBINATION OF POSITION EXPOSURES, THUS LEADING TO INVESTOR LOSSES — During the time when the Index’s synthetic short call position is delta-hedged, the Index will be exposed to a total of four synthetic positions in the Equity Index: a synthetic long position in the Total Return Equity Index, a synthetic short call position in the call option contracts on the Price Return Equity Index, a synthetic long put position in the put option contracts on the Price Return Equity Index and a synthetic long position in the futures contracts on the Price Return Equity Index.  The four positions are interrelated—the synthetic long put position is designed to provide downside protection to the Index’s synthetic long position in the Total Return Equity Index; the synthetic short call position has the effect of limiting the Index’s upside exposure to the Total Return Equity Index; and the synthetic long position in the futures contracts on the Price Return Equity Index is designed to mitigate that limiting effect of the synthetic short call position.

However, if the market experiences a sudden movement, the Index may be left with an unfavorable combination of positions.  For example, the sudden market movement may cause the level of the Price Return Equity Index to cross from above to below the strike price of the call option contract, which could essentially change the delta hedge from a hedge of the synthetic short call position to an undesirable long position in the Price Return Equity Index that could lead to investor losses as the Price Return Equity Index declines.  As another example, the sudden market movement may cause the level of the Price Return Equity Index to cross from below to above the strike price, which could render the synthetic short call position unhedged, thus preventing investors from participating in the appreciation of the Price Return Equity Index.
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THERE IS A MISMATCH BETWEEN THE UNDERLYING EQUITY INDEX THAT THE INDEX TRACKS AND THE UNDERLYING EQUITY INDEX FOR THE OPTION CONTRACTS REFERENCED BY THE INDEX’S SYNTHETIC SHORT CALL AND LONG PUT POSITIONS — The Index tracks the performance of the Total Return Equity Index while the option contracts referenced by the Index’s synthetic collar strategy are options on the Price Return Equity Index.  The Total Return Equity Index is the “total return” version, and the Price Return Equity Index is the “price return” version, of the same equity index.  A price return version of an equity index is an equity index that measures in aggregate the performance of its component securities by tracking their price movements only.  A total return version of an equity index is an equity index that reflects the price return of its component securities with dividends reinvested in the index as a whole.  Since the Index’s synthetic collar strategy is designed to provide downside protection for the Index’s long position in the Total Return Equity Index, this mismatch of the underlying equity indices for the two parts of the Index’s investment strategy would mean that the downside protection provided by the

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Index’s synthetic collar strategy, specifically, its synthetic long put position, will not be exactly at the level represented by the strike price of the synthetic put position.  Accordingly, investors in notes linked to the Index may still be exposed to losses, which may be significant, when the Total Return Equity Index depreciates.
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THE SYNTHETIC SHORT CALL POSITION MAINTAINED BY THE INDEX PRESENTS SPECIAL RISKS — Compared with a long position, a short position presents special risks.  The holder of a short position expects that the underlying asset will depreciate in value; therefore, if the underlying asset appreciates in value, the holder of the short position will be exposed to losses.  Specifically, if the underlying asset of the short position appreciates above the strike price of the short position, the holder of the short position is obligated to pay the difference between the value of the underlying asset and the strike price of the short position, regardless how much it is.  Therefore, combined with its synthetic long position in the Total Return Equity Index, the Index’s synthetic short position effectively caps the Index’s upside exposure to the Total Return Equity Index to a level corresponding to the strike price of the synthetic short position.  While the Index incorporates a delta hedge mechanism that is designed to mitigate losses from its synthetic short call position, the delta hedge will be switched on and off, and gradually implemented, all depending on the applicable level of the Volatility Index compared with its historical moving averages.  During the time the delta hedge is switched off or is not fully implemented, the Index’s synthetic short call position will prevent the Index from benefiting, or benefitting fully, from any upside movement of the Total Return Equity Index above the level corresponding to the strike price of the call position.

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THE TIMING MISMATCH BETWEEN THE EXPIRY OF THE PUT OPTIONS REFERENCED BY THE INDEX’S SYNTHETIC LONG PUT POSITION AND THE TIME WHEN DOWNSIDE PROTECTION ON THE TOTAL RETURN EQUITY INDEX IS NEEDED MAY NOT BE ENTIRELY RESOLVED BY CALCULATING THE DAILY MARKED-TO-MARKET VALUE OF THE PUT OPTION CONTRACTS — The synthetic long put position in the Index’s synthetic collar strategy references quarterly rolled European-style put options with an 11-month expiry (at the time each applicable put option contract is synthetically purchased), which can only be exercised at the time of the option contracts’ expiry.  Thus, these put position contracts only offer point-to-point protection to the Index at the time of the expiry of each put option contract.  As a result, if the Total Return Equity Index suffers a sudden drop at a time when no put option can be exercised, the Index would suffer a loss that may not be fully remediated by exercising the applicable put option at a later time.  To mitigate this risk, the Index (i) references up to three put option contracts with staggered time-to-expiry, thus reducing the potential gap from 11 months to 3 months (i.e., through the quarterly rebalancings, which reset the strike price of the synthetic long put position every three months), and (ii) marking to market the value of the put option contracts referenced by the Index to take into account the daily fluctuations of the Equity Index.  However, there is no guarantee that calculating the daily marked-to-market value of the put options will have an identical effect as making the put options exercisable on any day the Index needs downside protection.  To the extent that they would produce different results, the Index’s synthetic long put position may not offer as effective a downside protection as an alternative arrangement that allows the Index to exercise its synthetic put option on each day.

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THE INDEX’S LONG PUT POSITION IN THE PRICE RETURN EQUITY INDEX IS A SYNTHETIC POSITION, AND AS A RESULT, THE DOWNSIDE PROTECTION PROVIDED BY THAT LONG PUT POSITION WILL NOT BE IN THE FORM OF EXERCISING AN ACTUAL PUT OPTION — Because the Index’s long put position is a synthetic position, which means that the Index did not actually purchase, and as a result, does not actually hold, a put option contract, it cannot benefit from the downside protection offered by its long put position by exercising an actual put option.  Therefore, the downside protection provided by the Index’s synthetic long put position may not be as effective as downside protection provided by the holding of an actual put option contract.  Furthermore, even though put option contracts on the Price Return Equity Index are generally expected to appreciate in value, if the Price Return Equity Index depreciates, the increase in the marked-to-market value of the put option contracts might not be sufficient to offset any depreciation of the Total Return Equity Index.

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UNDER CERTAIN EXTREME CIRCUMSTANCES, THE INDEX MAY NOT BE ABLE TO MAINTAIN ITS SYNTHETIC LONG PUT POSITION — The Index maintains its synthetic long put position by referencing three put option contracts of an 11-month expiry (at the time each applicable put option contract is synthetically purchased ) on the Price Return Equity Index.  Two months prior to each put option contract’s expiry, at the applicable quarterly rebalancing, the soon-to-expire put option contract will be removed from the Index and a replacement contract of the same maturity will be added to the Index, subject to certain conditions described below.  (The rolling of the three put option contracts is staggered so that the put option contracts are rolled at 3-month intervals.)  Each replacement put option contract selected at a quarterly rebalancing has to meet certain condition regarding its strike price.  If, at any quarterly rebalancing, there is no put option contract available that has the right strike price, then no replacement contract will be selected at that rebalancing and the Index will reference less than three put option contracts.  Furthermore, if the Index will not be able to maintain fully, partially, or at all its synthetic put position, the Index will not be able to implement its synthetic collar strategy as a result.  Under these circumstances, the Index’s strategy may be effectively turned into an uncovered synthetic long investment in the Total Return Equity Index, with full downside exposure and potentially capped upside exposure, and the value of the Index may be adversely affected.

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THE CALL DEDUCTION AND PUT DEDUCTION CHARGED AT EACH CALL REBALANCING OR PUT REBALANCING WILL HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE INDEX OVER TIME — At each rebalancing of the Index’s synthetic short call position or synthetic long put position, a call deduction or a put deduction, as applicable, will be deducted in the calculation of the Index, as described above under “The reported level of the Index will be calculated net of fees and deductions,” and these deductions are likely to have a substantial adverse effect on the level of the Index over time.

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THE SETTLEMENT PRICE OF THE OPTION CONTRACTS MAY NOT BE READILY AVAILABLE — The official settlement price of the option contracts on the Price Return Equity Index are calculated and published by the Chicago Board Options Exchange (“CBOE”).  The official settlement price of the relevant option contracts are used to calculate the level of the Index.  Any disruption in trading of the relevant option contracts could delay the release or availability of the official settlement price.  This may delay or prevent the calculation of the Index.

Risks Relating to the Delta Hedge and the Futures Contracts Referenced by the Index

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THE DELTA DEDUCTION IS LIKELY TO HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE INDEX OVER TIME — On each day, the delta deduction in connection with rebalancing the futures contracts referenced by the Index’s delta hedge, when the delta hedge is switched on, is deducted in the calculation of the Index, as described above under “The reported level of the Index will be calculated net of fees and deductions,” and this deduction is likely to have a substantial adverse effect on the level of the Index over time.

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THE DELTA HEDGE MAY NOT BE SUCCESSFUL IN SERVING ITS INTENDED PURPOSES — The delta hedge is designed to mitigate the impact of the Index’s synthetic short call position in the Price Return Equity Index.  When it is activated, the delta hedge maintains an offsetting synthetic long investment in futures contracts on the Price Return Equity Index.  The delta hedge is implemented gradually based on the applicable level of the Volatility Index compared with its 5-year or 6-month moving averages.  The delta hedge will be switched on when the applicable level of the Volatility Index is less than 100% of its historical moving averages, and will be fully implemented when the applicable level of the Volatility Index is less than 80% of its historical moving averages.  More specifically, the delta hedge, once implemented, is designed to mitigate the impact of the cap on the Index’s upside exposure to the Total Return Equity Index that is effectively imposed by the Index’s synthetic short call position.  During the time the delta hedge is switched off or is not fully implemented, the Index’s synthetic short call position will prevent the Index from benefiting, or benefitting fully, from any upside movement of the Total Return Equity Index above the level corresponding to the strike price of the call position.

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THE DELTA HEDGE MAY NOT ELIMINATE THE IMPACT OF THE SYNTHETIC SHORT CALL POSITION — The change in the marked-to-market value of the Index’s synthetic short call position may not be completely offset by the change in the marked-to-market value of the synthetic delta hedge position, if any.  Delta hedging aims to mitigate the effects of the sensitivity of the synthetic short call position to movements of the Price Return Equity Index and generally works best for small changes in the value of the Price Return Equity Index.  Consequently, discrepancies may arise between the return of the Price Return Equity Index and the exposure generated by the delta hedge’s synthetic long position in the futures contracts on the Price Return Equity Index.

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THE INDEX MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES — The Index currently has a synthetic long position in futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  If these exchange-traded futures cease to exist, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in those contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the Commodity Exchange Act, or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on those facilities, and the inclusion of those contracts in the Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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DAILY REBALANCING OF THE DELTA HEDGE MAY AFFECT TRADING IN THE RELEVANT FUTURES CONTRACTS — The daily rebalancing of the futures contracts on the Price Return Equity Index used for the delta hedge, when the delta hedge is activated, may cause us, our affiliates or third parties with whom we transact to adjust our or their hedges accordingly, and to do so frequently during periods of high volatility in the U.S. equity market.  The trading activity associated with these hedging transactions will contribute to the trading volume of the futures contracts included in the Index and may affect the market price of these futures contracts and, in turn, adversely affect the level of the Index.

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FUTURES CONTRACTS INVOLVE SIGNIFICANT RISKS — When the delta hedge for the Index’s synthetic short call position is activated, the Index will have a synthetic long investment in futures contracts on the Price Return Equity Index.  The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade.  In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These factors and others can cause the prices of futures contracts to be volatile.

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the Price Return Equity Index, a date for payment in cash of an amount determined by the level of the relevant index.  As the futures contracts included in the Index approach expiration, they are replaced by similar contracts that have a later expiration.  Thus, for example, a futures contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October may be replaced by a contract for delivery in November, through synthetic sale of a portion of the position in the October contract, accompanied by synthetic purchase of the November contract.  This process is referred to as “rolling.”

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-10

Rolling the Index’s synthetic long position in the futures contracts on the Price Return Equity Index is expected to generate positive returns only when the market for the futures contracts is in “backwardation,” meaning that the price of a futures contract with a later expiration is lower than the price of a futures contract with an earlier expiration.  Excluding other considerations, if the market for the relevant futures contracts is in backwardation, the purchase of the third-month futures contract in connection with the roll of the synthetic long position will take place at a price that is lower than the price of the sale of the second-month futures contract, thereby creating a positive “roll yield.”  Backwardation in futures contracts on the Price Return Equity Index is typical in a high-volatility market environment.
Under normal market conditions, futures contracts on the Price Return Equity Index are expected to be in “contango,” meaning that the price of a futures contract with a later expiration is higher than the price of a futures contract with an earlier expiration.  Excluding other considerations, if the market for the relevant futures contracts is in contango, the synthetic purchase of the third-month futures contract in connection with the roll of the synthetic long position will take place at a price that is higher than the price at which the synthetic sale of the second-month futures contract will take place, thereby creating a negative “roll yield.”  Contango in futures contracts on the Price Return Equity Index is typical in a low-volatility market environment.
Because the net change in the marked-to-market value of the futures contracts in which the Index synthetically invests is added to the calculation of the closing level of the Index, the price changes in those futures contracts in the form of positive or negative roll yields will have an impact on the level of the Index.
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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES — Futures markets like the Chicago Mercantile Exchange (“CME”), the market for the futures contracts in which the Index synthetically invests, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.  In addition, futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could affect the level of the Index and therefore could affect adversely the value of your notes.

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THE SETTLEMENT PRICE OF THE FUTURES CONTRACTS MAY NOT BE READILY AVAILABLE — The official settlement price of the futures contracts on the Price Return Equity Index are calculated and published by CME. The official settlement price of the relevant futures contracts are used to calculate the level of the Index.  Any disruption in trading of the relevant futures contracts could delay the release or availability of the official settlement price.  This may delay or prevent the calculation of the Index.

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THE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION — The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any futures contracts or options on futures contracts for your benefit.  An investment in the notes thus neither constitutes an investment in futures contracts, options on futures contracts nor a collective investment vehicle that trades in these futures contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.”  Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.  For example, the price you pay to purchase notes will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement.  Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-11

Hypothetical Payment at Maturity

The following table and examples illustrate the hypothetical payment and total return at maturity for each $1,000 principal amount note in different hypothetical scenarios.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical payment or total return set forth below assumes an Initial Index Level of 230 and reflects the Deduction Amount of $10 per $1,000 principal amount note.  Each hypothetical payment or total return set forth below is for illustrative purposes only and may not be the actual payment or total return at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return*	At Maturity
		Payment at Maturity	Total Return
414.00	80.00%	$1,790.00	79.00%
391.00	70.00%	$1,690.00	69.00%
368.00	60.00%	$1,590.00	59.00%
345.00	50.00%	$1,490.00	49.00%
322.00	40.00%	$1,390.00	39.00%
299.00	30.00%	$1,290.00	29.00%
276.00	20.00%	$1,190.00	19.00%
253.00	10.00%	$1,090.00	9.00%
241.50	5.00%	$1,040.00	4.00%
231.15	0.50%	$995.00	-0.50%
230.00	0.00%	$990.00	-1.00%
207.00	-10.00%	$890.00	-11.00%
184.00	-20.00%	$790.00	-21.00%
161.00	-30.00%	$690.00	-31.00%
138.00	-40.00%	$590.00	-41.00%
115.00	-50.00%	$490.00	-51.00%
92.00	-60.00%	$390.00	-61.00%
69.00	-70.00%	$290.00	-71.00%
46.00	-80.00%	$190.00	-81.00%
23.00	-90.00%	$90.00	-91.00%
0.00	-100.00%	$0.00	-100.00%

* The Index Return will reflect the deduction of three types of fees and deductions from the level of the Index.  Accordingly, the Index Return will be negative if the performance of the Total Return Equity Index and the option contracts and futures contracts on the Price Return Equity Index included in the Index, in aggregate, is not sufficient to offset these fees and deductions.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 230 to an Ending Index Level of 253.  Because the Ending Index Level of 253 is greater than the Initial Index Level of 230, the investor receives a payment at maturity of $1,090 per $1,000 principal amount note, calculated as follows:

$1,000 × [1 + (253 – 230) / 230] - $10 = $1,090

Example 2: The level of the Index increases from the Initial Index Level of 230 to an Ending Index Level of 231.15.  Even though the level of the Index has increased, because of the negative effect of the Deduction Amount, the investor receives a payment at maturity of only $995 per $1,000 principal amount note, which is less than the Principal Amount, calculated as follows:

$1,000 × [1 + (231.15 – 230) / 230] - $10 = $995

Example 3: The level of the Index decreases from the Initial Index Level of 230 to an Ending Index level of 184.  Because the Ending Index Level of 184 is less than the Initial Index Level of 230, the investor receives a payment at maturity of $790 per $1,000 principal amount note, calculated as follows:

$1,000 × [1 + (184 – 230) / 230] - $10 = $790

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-12

Hypothetical Back-tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested daily Index closing levels from January 2, 2009 through September 16, 2013, and the historical performance of the Index based on the daily Index closing levels from September 17, 2013 through March 25, 2014.  The Index was created as of the close of business on September 17, 2013.  The Index closing level on March 25, 2014 was 230.94.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Pricing Date or the Observation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal.  The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index.

The hypothetical historical levels above have not been verified by an independent third party.  The back-tested, hypothetical historical results above have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.  Hypothetical back-tested results are neither an indicator nor a guarantee of future returns.  Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates, index fees and deductions and other factors, as well as assumptions about future market events and/or environments.  In particular, the value of the derivative or derivatives relating to the Index derived from JPMS’s internal pricing models reflects the Daily Index Fee that will accrue on a daily basis over the term of the notes.  The call deduction and put deduction do not impact JPMS’s estimated value.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-13

selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the Daily Index Fee that will accrue on a daily basis over the term of the notes.  JPMS will receive the aggregate profits generated from the deduction of the Daily Index Fee from the level of the Index to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that the portion of the Daily Index Fee that has not yet accrued will be paid back to you in connection with any repurchases of your notes by JPMS over the term of the notes.  The length of this period is consistent with the daily deduction of the Daily Index Fee which is reflected in the level of the Index.  See “Selected Risk Considerations — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payment at Maturity” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “The J.P. Morgan U.S. Long Equity Dynamic Overlay 80 Index (Series 1)” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes reflects JPMS’s estimated value of the notes, the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the Daily Index Fee that will accrue on a daily basis over the term of the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-18 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Return Notes Linked to the J.P. Morgan U.S. Long Equity Dynamic Overlay Index (Series 1)	TS-14